SECURITIES PURCHASE AGREEMENT
B E T W E E N:
BROOKFIELD ASSET MANAGEMENT INC., a corporation amalgamated under the laws of the Province of Ontario
(hereinafter called “BAM”)
- and -
BROOKFIELD INFRASTRUCTURE HOLDINGS (CANADA) INC., a corporation incorporated under the laws of the Province of Ontario
(hereinafter called “CanHoldco”)
RECITALS:
A.	Following the winding-up of Coastal Acquisition Ltd., BAM will own 75 units (the “Securities”) of Brookfield Timberlands Holdings L.P. (“BTH LP”), a limited partnership formed under the laws of Manitoba;
B.	BTH LP currently owns indirectly through Island Timberlands Holdings L.P. approximately 49.98% of the limited partnership units of Island Timberlands Limited Partnership, a limited partnership formed under the laws of Manitoba, which currently owns approximately 634,000 acres of freehold timberlands located principally on Vancouver Island; and
C.	In connection with the establishment of Brookfield Infrastructure Partners L.P. (“BIP”), a publicly-traded global infrastructure partnership, and the special dividend of units of BIP to holders of its Class A limited voting shares and Class B limited voting shares (the “Spin-off”), BAM wishes to sell and CanHoldco wishes to purchase the Securities.
NOW THEREFORE in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the parties hereto agree as follows:

1. Purchase and Sale
     BAM agrees to sell and CanHoldco agrees to purchase all of BAM’s right, title and interest in and to the Securities on the terms and conditions contained herein on the date of this agreement (the “Closing Date”).
2. Purchase Price
     The purchase price of the Securities shall be equal to the fair market value of the Securities at the date hereof (the “Fair Market Value”), which Fair Market Value is US$358,952,000 as agreed by the parties. The purchase price shall be satisfied by the issuance by CanHoldco to BAM of 351,914 common shares in the capital stock of CanHoldco (the “Consideration”).
3. Tax Elections
     The parties intend that the transfer hereunder of the Securities be on a tax-deferred basis to BAM for purposes of the Income Tax Act (Canada) (the “Act”) and applicable provincial income tax statutes. BAM and CanHoldco shall jointly execute and file elections in prescribed form within the prescribed time under section 85 of the Act and the corresponding provisions of applicable provincial income tax statutes in respect of the transfer hereunder of the Securities in order to give effect to this intention. The elected amounts (the “Elected Amounts”) for purpose of each such election will be determined by BAM and CanHoldco in a manner consistent with this intention.
4. Adjustments to Purchase Price, Consideration or Elected Amounts
4.1 If BAM and CanHoldco subsequently mutually determine, or if the Canada Revenue Agency or any other taxing authority issues, or proposes to issue, assessments or reassessments of additional liability for taxes or any other subject by reason of asserting that the purchase price is less than or greater than the aggregate Fair Market Value of the Securities, or that the Consideration received by BAM is more or less than the Fair Market Value of the Securities, or that an elected amount is more than the Elected Amount for the Securities as determined by BAM and CanHoldco, then the purchase price, the Consideration therefor, or the Elected Amount, as the case may be, shall be increased or decreased as necessary but only to the extent that the purchase price or consideration or elected amount so revised is acceptable to the parties hereto or to both the particular taxing authority and the parties hereto, as the case may be, or is established by a court of competent jurisdiction (after all appeal rights have been exhausted or all time periods for appeal have expired without appeals having been taken) to be the aggregate Fair Market Value of the Securities (in the case of the purchase price or consideration) or the Elected Amount, as the case may be.
4.2 If the purchase price or Consideration is varied in the circumstances described in paragraph 4.1 above, BAM and CanHoldco shall take such steps as may be necessary to reflect properly an appropriate adjustment to the purchase price and Consideration as varied.
4.3 If an Elected Amount is varied in the circumstances described in paragraph 4.1 above, BAM and CanHoldco shall file a revised election(s) under the provisions of section 85 of the Act and corresponding provisions of all applicable provincial legislation to give effect to their intention that the Elected Amounts be equal to the amounts determined by BAM and CanHoldco.
5.         Representations and Warranties of BAM
            BAM represents and warrants to CanHoldco that:
5.1 BAM is duly incorporated and validly existing under the laws of the Province of Ontario;
5.2 BAM has the corporate power and capacity to enter into, and to perform its obligations under, this Agreement;
5.3 the execution, delivery and performance of this Agreement and all agreements executed in connection therewith have been duly authorized by all necessary corporate action on the part of BAM;

5.4 this Agreement and all agreements executed in connection therewith are valid and binding obligations of BAM, enforceable in accordance with their terms, subject to the usual exceptions as to bankruptcy and the availability of equitable remedies; and
5.5 on the Closing Date, BAM will have good and marketable title to the Securities and the full legal right, power and authority to sell and transfer the Securities to CanHoldco free and clear of all liens, charges, encumbrances and adverse claims.
6.         Representations and Warranties of CanHoldco
             CanHoldco represents and warrants to BAM that:
6.1 CanHoldco is duly incorporated and validly existing under the laws of the Province of Ontario;
6.2 CanHoldco has the corporate power and capacity to enter into, and to perform its obligations under, this Agreement;
6.3 the execution, delivery and performance of this Agreement and all agreements executed in connection therewith have been duly authorized by all necessary corporate action on the part of CanHoldco;
6.4 this Agreement and all agreements executed in connection therewith are valid and binding obligations of CanHoldco, enforceable in accordance with their terms, subject to the usual exceptions as to bankruptcy and the availability of equitable remedies; and
6.5 CanHoldco has taken all corporate action to validly issue the Consideration and, CanHoldco having received the Securities as consideration for the issue thereof, the Consideration has been validly issued and is outstanding as fully paid and non-assessable             shares.
7.         Survival
             The representations and warranties of BAM and CanHoldco will survive for a period of 18 months from the closing of the Spin-off.

8.         Indemnity
            BAM shall indemnify and save CanHoldco harmless for and from any loss, damages or deficiencies suffered by CanHoldco as a result of any breach of any representation or warranty on the part of BAM contained in this Agreement or in any certificate or document delivered pursuant to or contemplated by this Agreement, including all claims, demands, costs and expenses, including legal fees, in respect of the foregoing.
     CanHoldco shall indemnify and save BAM harmless for and from any loss, damages or deficiencies suffered by BAM as a result of any breach of any representation or warranty on the part of CanHoldco contained in this Agreement or in any certificate or document delivered pursuant to or contemplated by this Agreement, including all claims, demands, costs and expenses, including legal fees, in respect of the foregoing.
9.         Limitation of Liability
             The aggregate maximum liability of BAM under its representations, warranties and indemnities under this Agreement will be limited, without duplication, to the amount of the Consideration.
10.        Conditions to Closing
             The completion of the closing of the transactions contemplated herein will be subject to the satisfaction or waiver by the parties of the following conditions:
10.1 all consents and approvals having been obtained with respect to the transactions contemplated hereby; and
10.2 all documentation having been entered into in respect of the transactions contemplated hereby.
11.        Closing Procedure
             On the Closing Date, BAM shall execute and deliver to CanHoldco all such documents, certificates and instruments and do all such other acts and things as CanHoldco may consider necessary or desirable, acting reasonably, to effectively transfer and assign the

Securities to CanHoldco and to deliver possession thereof to CanHoldco and CanHoldco shall issue the Consideration to BAM.
12.        Further Assurances
             Each of the parties hereto shall promptly do, make, execute or deliver, or cause to be done, made, executed or delivered, all such further acts, documents and things as the other party hereto may reasonably require from time to time for the purpose of giving effect to this Agreement and shall use reasonable efforts and take all such steps as may be reasonably within its power to implement to their full extent the provisions of this Agreement.
13.        Successors and Assigns
             No party may assign its right or benefits under this Agreement without the prior written consent of the other party hereto. The provisions of this Agreement shall enure to the benefit of and be binding on the parties to this Agreement and their respective successors and permitted assigns.
14.        Governing Law
             This agreement shall be governed by and construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein.
15.        Counterparts
             This Agreement may be signed in counterparts and each of such counterparts shall constitute an original document and such counterparts, taken together, shall constitute one and the same instrument.

     IN WITNESS WHEREOF the parties hereto have executed this agreement.
     DATED: November 19, 2007.

BROOKFIELD ASSET MANAGEMENT INC.
by:
	Name:	Jeffrey Blidner
	Title:	Managing Partner

BROOKFIELD INFRASTRUCTURE HOLDINGS (CANADA) INC.
by:
	Name:	Samuel Pollock
	Title:	Co-President